Exhibit 23.4

Consent of Independent Auditors

The Board of Directors
Glacier Water Services, Inc.:

We consent to the use in this consent solicitation statement/prospectus on Form S-4 of Primo Water Corporation of our report dated April 14, 2016, with respect to the consolidated balance sheets of Glacier Water Services, Inc. as of January 3, 2016 and December 28, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for each of the years then ended, appearing in this consent solicitation statement/prospectus and to the reference to our firm under the heading “Experts” in this consent solicitation statement/prospectus.

/s/ KPMG LLP

San Diego, California
October 21, 2016